Exhibit 99.1

Press Release

January 16, 2009	Contact Information:

For Immediate Release	Todd A. Adams
Senior Vice President and Chief Financial Officer
414.643.3000

Rexnord LLC Announces Preliminary Third Quarter Results for Fiscal 2009

MILWAUKEE, WI – January 16, 2009

Rexnord LLC (“the Company”), a leading, global multi-platform industrial company comprised of two strategic platforms in Power Transmission and Water Management products, today announced preliminary results for its third quarter ended December 27, 2008. Net sales in the third quarter were $443.1 million, representing a $6.0 million or 1.3% decrease over the prior year third quarter. Third quarter year-over-year net sales growth was unfavorably impacted by 2.8% due to foreign currency translation and 1.3% related to divestitures. Acquisitions contributed to approximately 4.5% of the year-over-year growth. Core sales growth for the same period, which is defined as growth in year-over-year sales in existing businesses, adjusted for divestitures, and excluding the impact of foreign currency translation, contracted 1.7%. Backlog as of December 27, 2008 was approximately $519 million compared to $582 as of September 27, 2008, a reduction of approximately 11% in the quarter.

Bob Hitt, Rexnord Chief Executive Officer, commented, “We experienced in our fiscal third quarter what many industrial companies saw in the third calendar quarter; a very quick and sudden slowing of order activity as a result of a weak macro-economic environment. While our core sales growth contracted only 1.7% in the quarter, our backlog declined by approximately 11% as a result of slower order rates from many customers, particularly our OEM customers.”

The Company is currently in the process of finalizing its annual intangible and goodwill impairment review and expects to incur a non-cash charge of $300.0 to $400.0 million related to the impairment of certain identifiable intangible assets and goodwill in the third quarter ended December 27, 2008. This impairment has been precipitated by recent macroeconomic factors impacting global credit markets as well as slower industry business conditions which have contributed to a deterioration in the Company’s expected financial results within both the Power Transmission and Water Management operating segments. As part of the review, the Company is also evaluating the carrying value of certain deferred tax assets to determine the likelihood of the realization of such benefits as a result of the impairment charge. As a result of the above, the Company expects its third quarter loss from operations to be in the range of $255.1 to $352.1 million, which includes a $3.6 million restructuring charge primarily related to severance costs to begin proactively reducing its overall cost structure. The Company will continue to proactively take action to reduce its cost structure over the next several quarters to improve its overall profitability in light of slower economic conditions. In connection with the implementation of these actions, the Company expects to incur future charges related to severance, asset impairments and other facility rationalization costs.

Additionally, the Company expects third quarter Adjusted EBITDA to be within the range of $79.0 to $82.0 million, which compares to $92.8 million in the third quarter of the prior year.

The Company’s cash balance at the end of the third quarter was $239.5 million, and includes $47.5 million of borrowings on the Company’s revolving credit facility. The Company’s total debt at the end of the third quarter was $2,069.5 million. In the third quarter, the Company also paid a $25.0 million dividend to its parent company, Rexnord Holdings, Inc. (“Holdings”), which along with existing Holdings’ cash balances was used to retire a portion of Holdings’ outstanding PIK Toggle Senior Indebtedness Due 2013. The Company remains focused on managing liquidity and may continue to evaluate its capital structure as well as additional debt reduction opportunities in the future.

Rexnord LLC also announced today that Zurn Industries, LLC, its wholly owned water management subsidiary, (“Zurn”), entered into a definitive agreement to acquire the stock of Fontaine-Alliance Inc. and affiliates (Fontaine) for a cash purchase price of $30 million Canadian dollars (CAD) (including the assumption of debt). The acquisition is expected to close in the first calendar quarter of 2009. Fontaine manufactures sluice gates and other engineered flow control products for the municipal water and wastewater markets. Fontaine is based in Magog, Quebec, Canada.

The Company anticipates filing a more detailed press release regarding its’ third quarter fiscal 2009 financial results on Form 8-K as well as filing its Form 10-Q for the three and nine months ended December 27, 2008 in early February 2009 with an accompanying investor conference call to follow shortly thereafter.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA corresponds to “EBITDA” in the Company’s credit agreement. Adjusted EBITDA is defined in the credit agreement governing our senior secured credit facilities as net income, adjusted for the items summarized in the table that follows. Our credit agreement requires us to maintain a maximum senior secured bank leverage ratio (defined in our credit agreement as the ratio of net senior secured bank debt to Adjusted EBITDA) of no more than 4.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facilities). Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. For more information regarding the limitations of using measures such as EBITDA and Adjusted EBITDA as indicators of our operating performance, please see the risk factor entitled “The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results” in Exhibit 99.1 to our current report on Form 8-K furnished on October 10, 2008.

About Rexnord LLC

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading, diversified multi-platform industrial company comprised of two key platforms: Power Transmission and Water Management, with approximately 6,800 employees worldwide. Rexnord power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seals, industrial chain, and special components. Rexnord’s water management products are sold primarily under the Zurn, Wilkins, GA and Rodney Hunt brand names, and include specification drainage, water control, PEX, commercial brass, and valve products. Additional information about the company can be found at www.rexnord.com and www.zurn.com.

RBS Global, Inc. and Subsidiaries

Reconciliation of Income from Operations and Adjusted EBITDA

Preliminary Third Quarter Estimated Results

(in millions)

(Unaudited)

	Quarter Ended December 27, 2008	Quarter Ended December 29, 2007
Income (loss) from operations (1)	$(255.1) to (352.1)	$78.6
Depreciation and amortization (2)	326.8 to 426.8	26.7

EBITDA	$71.7 to 74.7	$105.3

Adjustments to EBITDA:(3)
(Gain) on Canal Street facility accident, net	—	(17.4)
Business interruption insurance recoveries	—	2.8
Restructuring and other similar costs	3.6	—
Stock option expense, net	1.8	1.8
LIFO expense	1.9	0.3

Subtotal of adjustment to EBITDA	7.3	(12.5)

Adjusted EBITDA	$79.0 to 82.0	$92.8

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1) Income (loss) from operations

The reconciliation above currently reconciles Adjusted EBITDA to income (loss) from operations. The use of income (loss) from operations rather than net income (loss) is currently shown due to the uncertainty of the tax impact on the aforementioned estimated impairment charge and the resulting inability to currently estimate net income (loss).

(2) Depreciation and amortization

The above estimated loss from operations in the third quarter ended December 27, 2008 is preliminary and includes an estimated pre-tax impairment charge ranging from $300.0 to $400.0 million.

(3) Adjustments to EBITDA

Adjusted EBITDA used within the reconciliation above is calculated as income (loss) from operations plus depreciation and amortization, plus adjustments for stock based compensation expense, LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. For the quarter ended December 29, 2007, the $17.4 million gain on the Canal Street accident consists of $18.6 million of recoveries offset by $1.2 million of incremental expenses. The $18.6 million of recoveries is allocated to $2.8 million of recoveries under our business interruption policy and $15.8 million under our property and casualty insurance policies.

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